James Daniel Rudyk  Exhibit 24

Authorization and Designation
to Sign and File
Section 16 Reporting Forms

    The undersigned, a director of Cronos Group Inc., a corporation incorporated under the Business Corporations Act (Ontario) (the "Company"), does hereby authorize and designate Jerry Barbato, Xiu Ming Shum or Eileen Uy, each with right to substitute and resubstitute, but for only so long as each of them is an officer of the Company, to sign and file on his or her behalf the application for the required Securities and Exchange
Commission ("SEC") electronic CIK/CCC codes and any and all Forms 3, 4 and 5 and
Forms 144 relating to equity securities of the Company with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16") and
Rule 144 under the Securities Act of 1933, as amended.  This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under
Section 16 and Rule 144 with respect to equity securities of the Company shall cease.
All prior such authorizations are hereby revoked.

    IN WITNESS WHEREOF, the undersigned has executed this Authorization and
Designation this 8/10/2020.

                            /s/ James Daniel Rudyk
                            James Daniel Rudyk